BAKBONE SOFTWARE INCORPORATED

2003 STOCK OPTION PLAN

(Effective July 17, 2003)

1.	ESTABLISHMENT, PURPOSE AND TERM

(a) Establishment. The BakBone Software Incorporated 2003 Stock Option Plan (the “Plan”) is hereby established effective as of July 17, 2003.

(b) Purpose. The purpose of the Plan is to authorize the grant to directors, officers, employees and consultants who are performing services for BakBone Software Incorporated (the “Company”), or any present or future subsidiary thereof, options (“Options”) to purchase common shares (“Shares”) of the Company and thus benefit the Company by enabling it to attract, retain and motivate directors, officers, employees and consultants by providing them with the opportunity, through Options, to acquire an increased proprietary interest in the Company. Options issued to any individual subject to taxation under the laws of the United States of America may be either an incentive stock option (within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) or a nonstatutory option (any option not intended to be an incentive stock option).

(c) Term. The Plan shall continue in effect until the earlier of its termination by the Company’s Board of Directors (“Board”) or the date on which all of the Shares available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

2.	ADMINISTRATION

(a) General. The Plan shall be administered by the Board, provided that if one or more committees have been appointed by the Board to administer the Plan, the term Board shall mean such committee(s). The Board may, in its sole discretion: (i) determine the persons to whom (the “Optionees”), and the time or times at which, Options shall be granted and the number of Shares to be subject to each Option, (ii) determine the fair market value of Shares or other property, (iii) determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any Shares acquired upon the exercise thereof, (iv) approve one or more forms of Option agreement, (v) amend, modify, extend, cancel or renew any Option or waive any restrictions or conditions applicable to any Option or any Shares acquired upon the exercise thereof, (vi) accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Optionee’s termination of service with the Company, (vii) prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options, and (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

(b) Insiders. With respect to participation by an officer, director or other person whose transactions in Company stock are subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or who would be considered “insiders” for purposes of the Securities Act (Ontario) (the “Ontario Act”) (with such directors, officers and individuals referred to herein collectively as “Insiders”) in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. If the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code (“Section 162(m)”), the Board may establish a committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Option which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.	SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Section 12, the maximum aggregate number of Shares that may be issued under the Plan, subject to the receipt of any necessary approvals of the Toronto Stock Exchange (the “Exchange”) or any other stock exchange in which approval of the principal stock exchange on which the Shares are listed and posted for trading (the “Exchange”) and, as required, the approval of the shareholders of the Company, the maximum aggregate number of Shares that may be issued under the Plan and any other share compensation mechanism, shall be as set out in the attached Schedule “A”. However, the share reserve, determined at any time, shall be reduced by the number of shares subject to Prior Plan Options (for the purposes of this section, the term “Prior Plan Options” means, any option granted pursuant to either the BakBone Software Incorporated Stock Option Plan, as amended, or the BakBone Software Incorporated 2002 Stock Option Plan, which is outstanding on or after the date on which the Board adopts the Plan or which is granted thereafter and prior to the Effective Date). If an outstanding Option, including any Prior Plan Option, for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such Option or Prior Plan Option shall again be available for issuance under the Plan. Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”), the total number of Shares issuable upon the exercise of all outstanding Options (together with options outstanding under any other stock option plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the shareholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

4.	ISSUANCE LIMITS

(a) Insiders. The aggregate number of Shares issuable pursuant to Options under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, will not result, in either: (i) the number of shares reserved for issuance pursuant to stock options granted to Insiders exceeding 10% of the outstanding issue, (ii) the issuance to Insiders, within a one-year period, of a number of shares exceeding 10% of the outstanding issue, or (iii) the issuance to any one Insider and such Insider’s associates, within a one-year period, of a number of shares exceeding 5% of the outstanding issue.

(b) Employees. If the Company is a “publicly held corporation” within the meaning of Section 162(m), no employee or prospective employee shall be granted one or more Options within any fiscal year of the Company which in the aggregate are for the purchase of more than One Million (1,500,000) shares (the “Section 162(m) Grant Limit”). An Option which is cancelled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

(c) General. Notwithstanding the provisions of subsections (a) and (b) above, the total number of Shares which may be reserved for issuance to any one Optionee under the Plan shall not exceed 5% of the total number of issued and outstanding Shares (on a non-diluted basis) less Shares reserved for issuance under any stock option agreement.

5.	ELIGIBILITY

Options shall be granted only to directors, officers, employees and consultants of the Company or any subsidiary. The term “subsidiary” as used in the Plan shall mean any company in which the Company owns, directly or indirectly, 50% or more of the total combined voting rights of all classes of stock.

6.	EXERCISE PRICE

The exercise price (the “Price”) for the Shares of the Company under each Option shall be determined by the Board on the basis of the market price (“Market Price”), which shall mean the prior trading day closing price of the Shares of the Company on the Exchange, or such other national or regional securities exchange or market system constituting the primary market for the Shares, and where there is no such closing price, the weighted average of the closing price per share for the immediately preceding five (5) consecutive trading days on the Exchange, or such other national or regional securities exchange or market system constituting the primary market for the Stock, provided, however, that (i) the Price for an incentive stock option (within the meaning of Section 422(b) of the Code) shall be not less than the Market Price a Share on the effective date of grant of the Option, and (ii) no Option granted to a holder of ten percent of the Company’s combined voting power (“Ten Percent Holder”) shall have a Price less than one hundred ten percent (110%) of the Market Price of a Share on the effective date of grant of the Option.

7.	PERIOD OF OPTION, RIGHTS TO EXERCISE AND SURRENDER OF STOCK OPTIONS IN LIEU OF EXERCISE

Subject to the provisions of this paragraph and paragraphs 8, 9 and 10 below, Options will be exercisable in whole or in part, and from time to time, during the currency thereof, provided that (i) no Option shall be exercisable after the expiration of ten (10) years after the grant of such Option (the “Option Expiration Date”), (ii) no incentive stock option granted to a Ten Percent Holder shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (iii) no Option granted to a prospective employee, prospective consultant or prospective director may become exercisable prior to the date on which such person commences service with the Company, and (iv) with the exception of an Option granted to an officer, director or consultant, no Option shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the effective date of grant of such Option, subject to the Optionee’s continued service. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions. The Shares to be purchased upon each exercise of any Option shall be paid for in full, in cash, by certified cheque, or in such other manner as approved by the Board, at the time of such exercise. Except as provided in paragraphs 8, 9 and 10 below, no Option which is held by a director, officer or employee may be exercised unless the Optionee is then a director, officer or in the employ of the Company or any subsidiary. Absence on leave approved for an officer of the Company or any subsidiary authorized to give such approval shall not be considered an interruption of employment for any purpose under the Plan.

As an alternative to the exercise of the Options as contemplated above, where the Shares are listed and posted for trading on the Exchange, the Board of Directors may from time to time in its sole discretion, permit Options to be surrendered, unexercised, to the Company in consideration of the receipt by the holder of such Options of an amount (the “Settlement Amount”) equal to the excess, if any, of the aggregate fair market value of the Shares (based on the Market Price (as defined in Section 6 hereof) of the Shares on the Exchange on the trading day immediately preceding the Surrender Date) able to be purchased pursuant to the vested and exercisable portion of such Options on the date of surrender (the “Surrender Date”), over the aggregate Exercise Price for those Shares pursuant to those Stock Options. The Settlement Amount is payable in cash, Shares or a combination thereof, as the Board of Directors may from time to time in its discretion determine. For greater certainty, those Shares underlying the unexercised Options that are the subject of retirement in consideration for a Settlement Amount, are deemed to be included in the definition of total reserved Shares for which Options may be granted under the Plan.

8.	NON TRANSFERABILITY & NON ASSIGNABILITY OF OPTION

During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, a non-statutory stock option shall be assignable or transferable subject to the applicable limitations, if any, described in Section 260.140.41 of Title 10 of the California Code of Regulations, Rule 701 under the Securities Act of 1933, as amended (the “Securities Act”), and the General Instructions to Form S-8 Registration Statement under the Securities Act.

9.	TERMINATION OF EMPLOYMENT

If any Optionee ceases to perform services on behalf of the Company or any subsidiary for any reason (except as otherwise provided in paragraphs 10 and 11), the Optionee may exercise the Optionee’s options, but only within the period of ninety (90) days succeeding such cessation of services and in no event after the Option Expiration Date, subject to any terms of extension set forth in the definitive stock option agreement between the Optionee and the Company, or as addressed in paragraph 11 below.

10.	DEATH OR DISABILITY OF OPTIONEE

(a) Disability of Optionee. If any Optionee ceases to perform services on behalf of the Company or any subsidiary due to the disability of the Optionee (the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Company or any subsidiary, because of the sickness or injury of the Optionee), the Option, to the extent unexercised and exercisable on the date on which the Optionee’s service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s service terminated, but in any event no later than the Option Expiration Date.

(b) Death of Optionee. If any Optionee ceases to perform services on behalf of the Company or any subsidiary due to the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Optionee’s service terminated, but in any event no later than the Option Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months (or such longer period of time as determined by the Board, in its discretion) after the Optionee’s termination of service.

11.	EXTENSION OF OPTION

Notwithstanding the provisions of paragraph 9 and 10, the Board may extend the period of time within which an Option held by a deceased Optionee may be exercised or within which an Option may be exercised by an Optionee who has ceased to be an officer, director or employee of the Company, but such an extension shall not be granted beyond a period of twelve (12) months in the case of officers and directors who are not also employees and thirty-six (36) months in the case of employees and, in any event, shall not extend beyond the Option Expiration Date. Any extension of Options granted under this Plan are subject to applicable regulatory approval.

12.	ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and class of Shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of Shares, merger, consolidation, share issuance pursuant to a rights offering or any other change in the corporate structure or Shares of the Company. The Option granted under the Plan shall contain such provisions as the Board may determine the appropriate adjustments to be made with respect to Options granted or to the granted relatively to the Option Price in the event of any such change. The Company shall seek applicable regulatory approval for any adjustment arising as a result of a stock dividend.

13.	AMENDMENT AND TERMINATION OF THE PLAN

The Board may at any time amend or terminate the Plan upon receipt of requisite regulatory approval, provided, however that (i) no such amendment alter or impair any of the terms of Options previously granted under the Plan without the consent of the Optionee, and (ii) any amendment which increases the maximum aggregate number of Shares issuable hereunder shall be approved by the shareholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to stockholder approval of an increase in authorized Shares shall become exercisable no earlier than the date of stockholder approval of such increase in the authorized Shares.

14.	EVIDENCE OF OPTIONS

Each Option granted under the Plan shall be embodied in a written agreement between the Company and the Optionee which shall give the provisions of the Plan.

15.	EXERCISE OF OPTION

Subject to the Provisions of the Plan, an Option may be exercised from time to time by delivering to the Secretary of the Company at its registered office a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, in cash or by certified cheque, of the purchase price of the Shares then being purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice.

Upon receipt of a certificate of an authorized officer directing the issue of Shares purchased under the Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the Options exercised in the name of such Optionee or his legal personal representative or as may be directed in writing by his legal personal representative.

16.	NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

Should the Company sell all or a substantial part of its assets, or should it be purchased by a third party or merged, the Board, at their discretion, may determine to accelerate the vesting of the Options for any remaining unexercised Shares, on such terms as the Board deems reasonable, in the circumstances.

17.	RIGHTS PRIOR TO EXERCISE

The holder of an Option shall not have any rights as a shareholder of the Company with respect to any of the shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Company.

18.	GOVERNING LAW

This Agreement shall be construed in accordance with and be governed by the laws of the Province of Alberta and shall be deemed to have been made in said Province and shall be in accordance with all applicable securities laws.

19.	COMPLIANCE WITH SECURITIES LAWS

The grant of Options and the issuance of Shares upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state, provincial and foreign law with respect to such securities. Options may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the Shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

20.	OPTION EXPIRATION DATE

Upon an Option Expiration Date, such Option hereby granted forthwith expires and terminate and shall be of no further force or effect whatsoever as to such of the optioned Shares in respect of which the Option has not been exercised.

21.	PROVISION OF INFORMATION

At least annually, copies of the Company’s balance sheet and income statement for the just completed fiscal year shall be made available to each Optionee and purchaser of Shares upon the exercise of an Option. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information.

22.	ENGAGEMENT OF THE COMPANY

The Company hereby acknowledges that pursuant to policy 634 of the Toronto Exchange, the Company is required to pre-clear any amendment to the Stock Option Plan or to any Option within or outside such Plan with the Toronto Exchange. Consequently, the Company hereby undertakes to obtain the approval of The Toronto Exchange to any amendments it proposes to make to the Plan prior to the issuance of any Shares pursuant to such amendment.

SCHEDULE “A”

The maximum number of Common Shares reserved for issuance under the Plan (and any prior plans) is revised from time to time to increase the maximum number of Common Shares reserved for issuance, as Common Shares are issued on exercise of outstanding options, and, effective July 17, 2003, the aggregate number of Common Shares (the “Plan Maximum”) reserved for issuance under the Plan is an aggregate of 10,331,516 Common Shares.